EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-134815 on Form S-3 and Registration Statement Nos. 333-39072, 333-54017, 333-33555, 333-29725, 333-90186, 333-116695, 333-134207 and 333-148380 on Form S-8 of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of CommScope, Inc. (the “Company”), and to the effectiveness of internal controls over financial reporting of the Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Charlotte, North Carolina
February 26, 2009